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                                                                     Exhibit 2.3

                             STOCKHOLDER AGREEMENT

          STOCKHOLDER AGREEMENT, dated as of July 19, 2001 (this "Agreement"), by the undersigned stockholder (the "Stockholder") of Data Critical Corporation, a Delaware corporation (the "Company"), for the benefit of General Electric Company, a New York corporation ("Parent").

                                    RECITALS

          WHEREAS, Parent, Ether Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and the Company are entering into the Agreement and Plan of Merger, dated as of July 19, 2001 (the "Merger Agreement"), which provides for the merger of Sub with and into the Company;

          WHEREAS, the Stockholder owns that number of shares of common stock, par value $.001 per share, of the Company ("Company Common Stock"), appearing on the signature page hereof (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

          WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder agree, and in order to induce Parent to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

          NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Stockholder agrees as follows:

          1. Covenants of Stockholder. Until the termination of this Agreement in accordance with Section 3:

          (a) The Stockholder shall attend the Stockholder Meeting, in person or by proxy, and at the Stockholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries or any other Takeover Proposal or (ii) any amendment of the Company's
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     Certificate of Incorporation, as amended, or Amended and Restated Bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (c) The Stockholder agrees not to (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions.

          (d) The Stockholder shall not, nor shall the Stockholder authorize any investment banker, attorney or other advisor or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

          (e) The Stockholder shall use the Stockholder's reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in doing, all things necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

          (f) The Stockholder agrees to promptly notify Parent in writing of the nature and amount of any acquisition by such Stockholder of any voting securities of the Company acquired by such Stockholder hereafter.

          2. Representations and Warranties. The Stockholder represents and warrants to Parent as follows:

          (a) The Stockholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement and except for Subject Shares that are subject to the Stockholder Stock Options.

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          (b)  This Agreement has been duly executed and delivered by the
     Stockholder. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require any regulatory filing or approval.

          3. Termination. The obligations of the Stockholder hereunder shall terminate upon the earlier to occur of (i) six months after the termination of the Merger Agreement pursuant to Section 7.1 thereof and (ii) the Effective Time; provided, however, that if the Merger Agreement is terminated by the Company pursuant to Section 7.1(b), (c) or (d) thereof (other than a termination pursuant to Section 7.1(d)(i) following receipt of a Superior Proposal) or if the Merger Agreement is terminated pursuant to Section 7.1(a) thereof, then such obligations shall terminate upon the termination of the Merger Agreement.

          4. Further Assurances. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          5. Successors, Assigns and Transferees Bound. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

          6. Remedies. The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Parent irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

          7. Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

          8. Amendment. This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Parent.

          9. Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for either the District of Connecticut or the Eastern District of Wisconsin in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue

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therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

          10. Governing Law. Except to the extent that the laws of the State of Delaware are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          11. Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          (a)  if to Parent, to:

                    If to Parent, to:

                    General Electric Company
                    c/o GE Medical Systems
                    P.O. Box 414, W-410
                    Milwaukee, Wisconsin 53201
                    Attention:  General Counsel
                    Facsimile No.:  414-544-3575

                    for overnight courier deliveries, to:

                    General Electric Company
                    c/o GE Medical Systems
                    3000 North Grandview Boulevard
                    Waukesha, Wisconsin 53188
                    Attention:  General Counsel

                    with copies to:

                    General Electric Company
                    3135 Easton Turnpike
                    Fairfield, Connecticut  06431-0001
                    Attention:  Vice President and Senior
                     Counsel - Transactions
                    Facsimile No.:  203-373-3008

                    and

                    Sidley Austin Brown & Wood
                    Bank One Plaza
                    10 South Dearborn Street
                    Chicago, Illinois  60603
                    Attention:  Dennis V. Osimitz, Esq.
                    Facsimile No.:  312-853-7036

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          (b)  if to the Stockholder to:


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                    Attention:
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                    Facsimile No.:
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                    with a copy to:


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                    Attention:
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                    Facsimile No.:
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          12.  Capitalized Terms.  Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

          13. Counterparts. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          14. No Limitation on Actions of the Stockholder as Director. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder's fiduciary duties as a director of the Company, including but not limited to the right to vote for or support a Superior Proposal in accordance with the terms of the Merger Agreement.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



                                       -----------------------------------------
                                       Name:

                                       Number of shares of Company Common Stock owned on the date hereof:
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Accepted and Agreed to
as of the date set forth above:

GENERAL ELECTRIC COMPANY

By:
    ----------------------------------
Name:

Title:

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